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                                                                      EXHIBIT 21

Subsidiaries and Affiliates of the Company

LDM Holding Canada, Inc.
LDM Technologies Company
LDM Technologies GmbH
GL Industries of Indiana, Inc.
LDM Holding Mexico, Inc.
LDM Technologies S de RL
DBM Technologies, LLC
Sunningdale Plastic Industries Pte. Ltd.